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Subsidiaries of the Registrant                                        Exhibit 21

As of December 29, 2000, the Registrant was the beneficial owner of 100% of the common stock of the following significant subsidiaries:

CSX Transportation Inc. (a Virginia corporation),
S-L Service Inc. (a Delaware corporation),
CSX Rail Holding Corporation (a Delaware corporation)
CSX Intermodal, Inc. (a Delaware Corporation) and CSX Northeast Holding Corporation (a Delaware corporation)

As of December 29, 2000, the other subsidiaries included in the Registrant's consolidated financial statements, both individually and in the aggregate, did not constitute a significant subsidiary.